Exhibit 3.286

ARTICLES OF INCORPORATION

HONORABLE ROY D. BLUNT

SECRETARY OF STATE

STATE OF MISSOURI

JEFFERSON CITY, MISSOURI 65101

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation is VINCENT’S JEWELERS AND LOAN, INC.

ARTICLE TWO

The address, including street and number, if any, of the corporation’s initial registered office in this state is 820 Olive Street, St. Louis, Missouri 63101, and the name of its initial agent at such address is Vincent C. Lindwedel.

ARTICLE THREE

The aggregate number, class and par value, if any, of the shares which the corporation shall have authority to issue shall be:

30,000 shares common stock, $1.00 par value.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows: None,

ARTICLE FOUR

The preemptive right of a shareholder to acquire additional shares is not limited or denied in any way.

ARTICLE FIVE

The name and place of residence of each incorporator is as follows:

Name	Address
Ronald E. Rucker	120 South Central Avenue Suite 1100 Clayton, Missouri 63105

ARTICLE SIX

The number of directors to constitute the first board of directors is two (2). Thereafter the number of directors shall be fixed by or in the manner provided by, the By-Laws. Any changes in the number will be reported to the Secretary of State within thirty (3) calendar days of such change.

ARTICLE SEVEN

The duration of the corporation is perpetual.

ARTICLE EIGHT

The corporation is formed for the following purposes:

To engage in the jewelry business including the manufacturing, wholesaling and retailing of jewelry and related goods and articles, to operate a jewelry store, to purchase, sell and otherwise deal in diamonds, precious gems, gold, silver and platinum, to engage in employing and contracting with jewelry professionals, and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To buy, sell, and generally deal in used or second hand jewelry, gems, precious and semiprecious stones, cameos, gold, silver, platinum and other wares, plates, utensils; ornaments and articles, timepieces, pocketbooks, handbags, and leather novelties of all kinds, umbrellas, canes, personal furnishings, travelers supplies and equipment, china, glass and porcelain wares, novelties of all kinds, optical goods and supplies, and generally to do all things necessary to carry on all lines of trade common to the pawn or second hand business, wholesale, retail or manufacturing. To do all of the foregoing as principal or agent, on commission or otherwise.

To lend money to other persons, partnerships, associations, and corporations, secured by mortgage or other lien on real estate, or pledge or security interest in personal property, or without security.

To acquire by purchase, subscription, underwriting, or otherwise, and to own, hold for investment, or otherwise and to use, sell assign, transfer, mortgage, create security interests in, pledge, exchange, or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock bonds, debentures, notes, scrip, securities evidences of indebtedness, contracts or obligations of any corporations, associations, or trust estates, domestic or foreign, or of any firm or individual or of the United States or any state, territory, or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor stocks, bonds, or other securities or evidences of indebtedness of this corporation, and, while the owner or holder of any such property, to receive, collect, and dispose of the interest, dividends, and income on or from such property and to possess and exercise in respect thereto all of the rights, powers, and privileges of ownership, including all voting power thereon.

To buy or otherwise acquire, own, hold, manage and control real estate and personal property of every description, and to sell and convey, mortgage, pledge, lease or otherwise dispose of such property or any part thereof.

To hold, acquire, use sell, assign, lease and grant licenses in respect of, mortgage or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names relating to or useful in connection with any business of this corporation.

To enter into, make and perform contracts of every kind and description with any person, firm association, corporation, municipality, county, state, body politic or government, or colony or dependency thereof, necessary and incidental to carry on the business of the corporation.

To borrow or raise money for any of the purposes of this corporation and, from time to time without limit as to amount, to issue, sell or pledge bonds, promissory notes, deeds of trust, contracts for deed, bills of exchange, debentures and other obligations and evidences or indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired.

In general, to carry on any other lawful business and to have and exercise all the powers conferred by the laws of Missouri upon the corporation formed under the General Corporation Law of Missouri and to do any or all of the things hereinbefore set forth to the same extent as a natural person might or could do.

ARTICLE NINE

Beginning on the effective date of the Certificate of Incorporation issued to this corporation by the Secretary of State of Missouri the corporation shall offer for sale and sell the stock authorized to be issued under Article Three hereof pursuant to Section 1244 of the Internal Revenue Code, as currently amended.

/s/ RONALD E. RUCKER
Ronald E. Rucker

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

I, FAYE M. HADDOCK, a Notary Public, do hereby certify that on the 4th day of October, 1990, personally appeared before me RONALD E. RUCKER, who, being by me first duly sworn, declared that he is the person who signed the foregoing document as Incorporator, and that the statements therein contained are true.

/s/ FAYE M. HADDOCK
Notary Public

My Commission Expires:

September 16, 1994

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